                                                                     EXHIBIT 3.4

                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              GRAY TELEVISION, INC.

                                       I.

         The name of the corporation is Gray Television, Inc.

                                       II.

         The first paragraph of Article 4 of the Restated Articles of Incorporation of the corporation is hereby deleted in its entirety and replaced with the following text:

                  "The total number of shares of all classes which the Corporation shall have authority to issue is 85,000,000 shares, consisting of 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"); 50,000,000 shares of Common Stock, no par value per share ("Common Stock"); and 20,000,000 shares of Preferred Stock "Preferred Stock")."

                                      III.

         Section 2(i) of the section of Article 4 of the Restated Articles of Incorporation of the corporation entitled "Series C Convertible Preferred Stock" is hereby deleted in its entirety and replaced with the following text:

                  "(i) senior to (A) all classes or series of common stock of the Corporation, whether voting or non-voting, including, without limitation , the Class A Common Stock, no par value (the "Class A Common Stock"), and the Common Stock, no par value (the "Common Stock"), whether now or hereafter issued (collectively, the "Gray Common Stock") and (B) all other shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation which does not constitute Parity Stock or Senior Stock (as each such term is defined below) (all of the foregoing collectively referred to as "Junior Stock");"

                                       IV.

         The term "Common Stock" used in the first paragraph of Section 3 of the section of Article 4 of the Restated Articles of Incorporation of the corporation entitled "Series C

Convertible Preferred Stock" is hereby replaced with the term "Gray Common
Stock".

                                       V.

         Section 6 of the section of Article 4 of the Restated Articles of Incorporation of the corporation entitled "Series C Convertible Preferred Stock" is hereby deleted in its entirety and replaced with the text set forth on Exhibit A attached hereto.

                                       VI.

         The section of Article 4 of the Restated Articles of Incorporation of the corporation entitled "Common Stock" is hereby deleted in its entirety and replaced with the section entitled "Gray Common Stock" as set forth on Exhibit B attached hereto.

                                      VII.

         These Amendments were duly adopted on July 23, 2002 by the Board of Directors and approved by the Shareholders in accordance with the provisions of
Section 14-2-1003 of the Georgia Business Corporation Code on September 16,
2002.

                        (signature on the following page)

         IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by its duly authorized officer on this the 16th day of September, 2002.


                               GRAY TELEVISION, INC.


                               /s/ JAMES C. RYAN
                               ------------------------------------------------
                               Name:  James C. Ryan
                               Title: Vice President and Chief Financial Officer
                               By:    Neal H. Ray, Power of Attorney

                                   APPENDIX A

         Section 6. Conversion Rights. The Series C Preferred Stock will be convertible into Common Stock as follows:

         (a) Conversion. Subject to and upon compliance with the provisions of this Section 6 hereof, the holder of any shares of Series C Preferred Stock will have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price in effect on the Conversion Date without the payment of any additional consideration by the holder thereof (as such terms are defined below); provided, however, that none of the person (as defined below) specified in New York Stock Exchange Rule 312.03(b) may convert shares of Series C Preferred Stock unless and until the issuance of such shares to such persons has been approved by the requisite vote of the shareholders of the Corporation, or unless otherwise permitted by the New York Stock Exchange or the rules thereof.

         (b) Conversion Price. Each share of Series C Preferred Stock will be converted into a number of shares of Common Stock determined by dividing (i) the Liquidation Preference by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock will initially be issuable upon conversion of the shares of Series C Preferred Stock will be $14.39. The Conversion Price will be subject to adjustment as set forth in Section 6(e) hereof. Subject to Section 6(g) hereof, no dividends will accrue or be paid on any share of Series C Preferred Stock subsequent to the conversion of such share.

         (c) Mechanics of Conversion. The holder of any shares of Series C Preferred Stock may exercise the conversion right specified in Section 6(a) hereof by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and stating herein such holder's name or the names of such holder's nominees in which such holder wishes the certificate or certificates evidencing the shares of Common Stock issuable upon such conversion to be issued; provided, however, that the Corporation will not be obligated to issue to any such holder or such holder's nominees the certificate or certificates evidencing shares of Common Stock issuable upon such conversion, unless (i) (A) the certificate or certificates evidencing the shares of Series C Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation or (B) such holder delivers an affidavit to the Corporation stating that the certificate or certificates representing its shares of Series C Preferred Stock have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates and (ii) if shares of Common Stock are to be issued in the name of any person other than the holder, the holder establishes to the satisfaction of the Corporation that any transfer or other applicable taxes have been paid or are not payable. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series C Preferred Stock shares to be converted and any other documents required by the immediately preceding sentence (the "Conversion Date"). Subject to the provisions of Section 6(e)(vi) hereof, as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder or such holder's nominees is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(d). Subject to any provisions of Section 6(e)(vi) hereof, the person (which term, when used herein, shall include any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity as well as a natural person) in whose name the certificate or certificates for shares of Common Stock are to be issued will be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (d) Fractional Shares. No fractional shares of Common Stock or scrip will be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered by such holder. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the Market Price of the Common Stock.

         (e) Adjustments. The Conversion Price and conversion rights relating to the Series C Preferred Stock will be subject to adjustment from time to time as follows; provided, however, that none of the provisions in this
Section 6(e) shall apply in the case of a Liquidation Event, as to which the provisions of Section 4 will apply:

                  (i) Definitions. For purposed of this Section 6(e) and certain other sections herein, the following definitions apply.

                           (1)      "Business Day" means any day other than a
Saturday, Sunday, or any day on which banks in New York City are authorized or obligated by applicable law to close.

                           (2)      "Market Price" of any security as of any
given time means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar organization, in each such case averaged over a period of the 30 consecutive Business Days prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined in good faith by the Board of Directors.

                  (ii) Reorganization, Reclassification or Recapitalization of the Corporation. In the case of (a) a capital reorganization, reclassification or recapitalization of the Common Stock (other than any Liquidation Event or in the cases referred to in Sections 6(e)(iii) through 6(e)(iv) hereof), (b) the Corporation's consolidation or merger with or into another corporation in which the Corporation is not the surviving entity, or any such transaction if the Corporation is the surviving entity but the shares of the Common Stock outstanding immediately prior to the transaction are converted, by virtue of the transaction, into other property, whether in the form of securities, cash or otherwise (other than a Liquidation Event), or (c) the sale or transfer of the Corporation's property as an entirety or substantially as an entirety (other than a Liquidation Event), then, as part of such reorganization, reclassification, recapitalization, merger, consolidation, sale or transfer, lawful provision shall be made so that there shall thereafter be deliverable upon conversion of a share of Series C Preferred Stock, and without payment of any additional consideration, the number of shares of Gray Common Stock or other securities or property to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon the conversion of the Series C Preferred Stock immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer would have been entitled to receive in such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 6(e). This Section 6(e)(ii) shall apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales and transfers and to the conversion of the Series C Preferred Stock into the stock or securities of any other corporation into which the Series C Preferred Stock shall become convertible. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such transaction (if other than the Corporation), or the person to which such sale or conveyance shall have been made, shall enter into an agreement assuming the obligation (but only if such obligation is not assumed by operation of law) to deliver to each holder of Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  (iii) Reclassifications. If the Corporation changes any of the securities into which the Series C Preferred Stock is convertible into the same or a different number of securities of any other class or classes, each share of Series C Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities into which the Series C Preferred Stock was convertible immediately prior to such reclassification or other change and the Conversion Price therefore shall be appropriately adjusted.

                  (iv) Splits and Combinations. If the Corporation at any time subdivides (by way of stock split, stock dividend or otherwise) any of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock are combined (by way of stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (v) Rounding of Calculations; Minimum Adjustment; Successive Adjustments. All calculations under this Section (e) will be made to the nearest cent or to the nearest one hundredth (1/100h) of a share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more. In the event that, as a result of the provisions of any subparagraph of this Section 6(e), the holder of this Series C Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                  (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6(e) require that upon the occurrence of an event of adjustment be made, such adjustment will become effective immediately after a record date for such event (or, if no record date is set, immediately after such event). The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series C Preferred Stock converted after any such record date and before the occurrence of such event any additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section 6(d) hereof; provided, however, that the Corporation will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

         (f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 6(e) hereof, the Corporation will file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment and the Corporation will also cause a copy of such statement to be sent by a nationally recognized overnight courier and sent by facsimile transmission with receipt confirmed, to each holder of shares of Series C Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to mailed under the provisions of Section 6(h) hereof.

         (g) Conditional Conversion. If it is proposed that a registration of Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Common Stock, the Corporation will notify the holders of Series C Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series C Preferred Stock so held in accordance with this Section 6 and participate in such proposed registration in accordance with the registration rights granted to such holders by the Corporation, if any. Only the number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of Common Stock that are actually sold under an effective registration statement will be deemed converted pursuant to Section 6(a) hereof. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this
Section 6(g) will be null and void ab initio. The number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of Common Stock that are not actually sold under an effective registration statement will be deemed not to converted pursuant to Section 6(a) hereof and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement and such shares will be deemed to have been outstanding (including, without limitation, for purposes of accruing dividends) during the period such shares were conditionally converted pursuant to this
Section 6(g). The foregoing right of conditional conversion of Series C Preferred Stock shall also apply in the case of any proposed transaction described in subparagraph (ii) of Section 6(e) and, if such transaction does not occur, such conditional exercise will be null and void ab initio and such Series C Preferred Stock will be deemed to have been outstanding during such period of conditional exercise.

         (h) Notice to Holders. If the Corporation proposes to take any action of the type described in Sections 6(e)(ii), (iii) or (iv) hereof, the Corporation will give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in Section 6(f), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series C Preferred Stock (if any). In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, will not affect the legality or validity of such action.

         (i) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series C Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

         (j) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

         (k) Valid Issuance. All shares of Common Stock or any other security which may be issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Corporation in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock or any such other security)."

                                   APPENDIX B

                                GRAY COMMON STOCK

         The powers, preferences and rights of the Class A Common Stock and the Common Stock, and the qualifications, limitations and restrictions thereof, shall be as follows:

         (a)      Voting. Holders of Class A Common Stock are entitled to ten
(10) votes per share. Holders of Common Stock are entitled to one (1) vote per share. All actions submitted to a vote of shareholders are voted on by holders of Class A Common Stock and Common Stock voting together as a single class, except as otherwise provided herein or by law.

         (b) Dividends and Other Distributions. Holders of Class A Common Stock and holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefore. Each share of Class A Common Stock and each share of Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up, either partial or complete, of the Corporation).

         (c)      Common Stock Rights.

                  (1) If, after the date the Articles of Amendment adding this provision to the Articles are filed with the Secretary of State of Georgia (the "Effective Date"), any person or group acquires beneficial ownership of 100% of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a "Significant Shareholder"), and such person or group does not immediately after such acquisition beneficially own an equal percentage of the then issued and outstanding Common Stock, such Significant Shareholder must, within a 90-day period beginning the day after becoming a Significant Shareholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Common Stock (a "Common Stock Protection Transaction") as provided in this subsection
(c) of the section entitled "Gray Common Stock" of this Article 4.

                  (2) In a Common Stock Protection Transaction, the Significant Shareholder must offer to acquire from all other holders of the Common Stock all of the issued and outstanding shares of Common Stock beneficially owned by them. The Significant Shareholder must acquire all shares validly tendered.

                  (3) The offer price for any shares of Common Stock required to be purchased by a Significant Shareholder pursuant to a Common Stock Protection Transaction shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock or Common Stock (whichever is higher) in the six month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Common Stock (whichever is higher) on The New York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of Gray Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder. If the Significant Shareholder has acquired Class A Common Stock or Common Stock in the six-month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per share of Class A Common Stock or Common Stock shall be as determined in good faith by the Board of Directors.

                  (4) The requirement to engage in a Common Stock Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares for which tender was sought in the required offer.

                  (5) If a Significant Shareholder fails to make an offer required by this such section (c) of the section entitled "Gray Common Stock" of this Article 4, or to purchase shares validly tendered and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder and acquired by such Significant Shareholder after the Effective Date that exceeded such Significant Shareholder's comparable percentage of Common Stock unless and until such requirements are complied with or unless and until all shares of Class A Common Stock which would require an offer to be made are no longer owned by such Significant Shareholder. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under these Articles of Incorporation or the Georgia Business Corporation Code.

                  (6) All calculations with respect to percentage ownership of issued and outstanding shares of either class of "Gray Common Stock" will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent definitive proxy statement, (iii) its most recent Quarterly Report on Form 10-Q, or (iv) if any, its most recent Current Report on Form 8-K.

                  (7) For purposes of this subsection (c) of the section entitled "Gray Common Stock" of this Article 4, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. The terms "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the following qualifications: (i) relationships by blood or marriage between or among any persons will not constitute any of such persons a member of a group with any other such persons, absent affirmative attributes of concerted action; (ii) any person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares of Gray Common Stock where such beneficial ownership exists solely by virtue of such person's status as a trustee (or similar position) with respect to shares of Gray Common Stock held by plans or trusts for the general benefit of employees or retirees of the Corporation, and actions taken or agreed to be taken by him in such official capacity or in any other official capacity will not be deemed to constitute such a person a member of a group with any other person; and (iii) formation of a group will not be deemed to be an acquisition by the group (or any member thereof) of beneficial ownership of any shares of Class A Common Stock then owned by a group member and acquired by such member from the Corporation, by operation of law, by will or the laws of descent or distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan. Furthermore, for the purposes of calculating the number of shares of Common Stock beneficially owned by such shareholder or member of such group only if such gift is made in good faith and not for the purpose of circumventing the Common Stock Rights; (b) only shares of Common Stock owned of record by such shareholder or member of such group, or held by others as nominees of such shareholder or member and identified as such to the Corporation, shall be deemed to be beneficially owned by such shareholder or group (provided that shares with respect to which such shareholder or member has sole investment and voting power shall be deemed to be beneficially owned thereby); and (c) only shares of Common Stock acquired by such shareholder or member of such group for an "equitable price" shall be treated as being beneficially owned by such shareholder or group. An "equitable price" will be deemed to have been paid only when shares of Common Stock have been acquired at a price at least equal to the great of (i) the highest price per share paid by the Significant Shareholder in cash or in non-cash consideration for any shares of Class A Common Stock or Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Common Stock (whichever is higher) on The New York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder with the value of any non-cash consideration in either case being determined by the Board of Directors acting in good faith.

         (d) Preemptive Rights. The holders of the Class A Common Stock and Common Stock do not have preemptive rights enabling them to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

         (e) Merger and Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or a statutory share exchange involving the Common Stock, the holders of Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

         (f) Subdivision of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Common Stock, the outstanding shares of the other such class of Gray Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Gray Common Stock have been split, subdivided, or combined.

         (g) Power to Sell and Purchase Shares. The Board of Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations, or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations, or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

         (h) Amendments. In addition to any other vote provided for by law, by these Articles or by the By-Laws of the Corporation or by the Board of Directors, the affirmative vote of at least a majority of the vote cast by the holder of shares of Common Stock, voting as a separate group, at any meeting of shareholders shall be required to amend, alter, or repeal any provision of
Article 4(c).